Exhibit 5.1

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

May 24, 2006	38972.00001

Board of Directors

Independence Holding Company

96 Cummings Point Road

Stamford, Connecticut 06902

Re:	Independence Holding Company
Registration Statement on Form S-3 (including amendments thereto, the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Independence Holding Company, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement, as filed on May 24, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration under the Securities Act of 200,000 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share, that may be issued pursuant to awards under the Company’s 2006 Stock Incentive Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such other investigations of law as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination and review of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures on, and the authority of all persons or entities signing, all documents examined by us and (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan (including the payment of any applicable exercise price), will be validly issued, fully paid and nonassessable.

May 24, 2006

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the effective date of the Registration Statement in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP